                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported): March 6, 2001

                             ----------------------


                                   CoBiz Inc.
             (Exact name of registrant as specified in its charter)

Colorado                                               000-24445                             84-0826324
(State or other jurisdiction of                        (Commission                           (I.R.S. Employer
incorporation or organization)                         File No.)                             Identification No.)

                                 821 17th Street
                             Denver, Colorado 80202
                    (Address of principal executive offices)

                                 (303) 293-2265
              (Registrant's telephone number, including area code)

                       Colorado Business Bankshares, Inc.
                   (Former name, if changed since last report)

Item 2. Acquisition of Assets.

         On March 8, 2001, we completed our acquisition of First Capital Bank of Arizona. As more fully described in the joint proxy statement/prospectus contained in the Registration Statement on Form S-4 (Registration No. 333-51866) that we filed in connection with the transaction, the acquisition was structured as a merger between First Capital Bank and a wholly-owned subsidiary we formed to participate in the merger. As a result of the merger, First Capital Bank became our wholly owned subsidiary.

         First Capital Bank shareholders received shares of our common stock in the merger. The exchange ratio was based on the average closing price of our common stock for the 20 trading days ending three trading days prior to the merger. The average closing price of our common stock during that period was $17.41, which resulted in an exchange ratio of 2.266 shares of our common stock for each share of First Capital Bank common stock. At that ratio, we will issue a total of approximately 1,653,258 shares of our common stock as a result of the merger, subject to adjustment for fractional shares. The former shareholders of First Capital Bank will own approximately 19.65% of the issued and outstanding shares of our common stock immediately after the merger. In addition, we assumed options granted to First Capital Bank employees and directors which entitle them to purchase a total of 249,847 shares of our common stock at a weighted average exercise price of $7.16.

         The merger was approved by our shareholders at a special meeting on March 6, 2001 and by the First Capital Bank shareholders at a special meeting on March 8, 2001. Of the 6,080,282 shares of our common stock represented in person or by proxy at the CoBiz meeting, 5,408,123 shares were voted in favor of the merger and 9,470 shares were voted against the merger (with 1,720 shares abstaining).

         First Capital Bank is an Arizona state-chartered commercial bank with two locations serving Phoenix and the surrounding area of Maricopa County, Arizona. As of December 31, 2000, First Capital Bank had total assets of $106.3 million, net loans of $72.8 million and deposits of $92.1 million. First Capital Bank provides commercial banking services to a targeted customer base of small- and medium-sized businesses and high net worth individuals.

         The business and assets of First Capital Bank and the structure of the acquisition have been previously reported in the joint proxy statement/prospectus contained in the Registration Statement on Form S-4 (Registration No. 333-51866) that we filed in connection with the transaction as discussed above.

         The press release that we issued on March 8, 2001 with respect to the First Capital Bank acquisition is filed as an Exhibit to this report.

Item 5. Other Events.

         At the special meeting of our shareholders on March 6, 2001, the shareholders also approved the following two amendments to our Articles of
Incorporation:

              (1) Our proper corporate name was changed from Colorado Business Bankshares, Inc. to CoBiz Inc. This amendment was approved by a vote of 6,061,822 shares for and 13,685 shares against (with 4,775 shares abstaining).

              (2) The provisions of our Articles of Incorporation governing shareholder voting were amended to require the same vote that would be required under the Colorado Business Corporation Act for corporations formed after the effective date of that Act. The only practical effect of that amendment is to reduce the shareholder vote required to approve future amendments to our Articles of Incorporation from a majority of the outstanding shares to a majority of the votes cast at a meeting at which a quorum is present. This amendment was approved by a vote of 5,386,744 shares for and 30,829 shares against (with 1,740 shares abstaining).

Item 7. Financial Statements and Exhibits.

         (a) Financial statements of business acquired. Financial statements of First Capital Bank of Arizona are not included in this report and will be filed by amendment not later than 60 days after the date that this Form 8-K must be filed.

         (b) Pro forma financial information. Pro forma financial information is not included in this report and will be filed by amendment not later than 60 days after the date that this Form 8-K must be filed.

         (c) Exhibits:

          2.1   Articles of Merger

          2.2* Amended and Restated Agreement and Plan of Merger dated November 28, 2000

          3     Articles of Amendment to the Articles of Incorporation

         99     Press Release issued March 8, 2001
--------------
* Incorporated herein by reference from the Registrant's Registration Statement on Form S-4 (File No. 333-51866).

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         COBIZ INC.

Date:  March 22, 2001                    By:  /s/ Richard J. Dalton
                                            ------------------------------------
                                            Richard J. Dalton
                                            Executive Vice President and
                                            and Chief Financial Officer

INDEX TO EXHIBITS

EXHIBIT
NUMBER       DESCRIPTION
-------      ------------

  2.1   Articles of Merger

  2.2*  Amended and Restated Agreement and Plan of Merger dated November
        28, 2000

  3     Articles of Amendment to the Articles of Incorporation

 99     Press Release issued March 8, 2001
--------------
* Incorporated herein by reference from the Registrant's Registration Statement on Form S-4 (File No. 333-51866).